Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
April 19, 2007
PEABODY ENERGY ANNOUNCES
RESULTS FOR THE QUARTER ENDED MARCH 31, 2007
•	First quarter earnings total $0.33 per share on net income of $88.5 million
•	Revenues increase to $1.37 billion from $1.31 billion in prior year
•	EBITDA rises to $269.6 million compared with $259.4 million in prior year
•	Cash flow from operations grows to $247 million and debt reduced by $100 million
•	Management reaffirms full-year financial targets:

EBITDA of $1,200 to $1,450 million and earnings of $2.10 to $2.75 per share
ST. LOUIS, April 19 – Peabody Energy (NYSE: BTU) today reported first quarter 2007 earnings of $0.33 per share on net income of $88.5 million. First quarter EBITDA increased to $269.6 million, and revenues totaled $1.37 billion on sales of 60.9 million tons.
     “Global coal demand for electricity generation continues to grow significantly, creating favorable markets and rising coal prices around the world,” said Peabody President and Chief Executive Officer Gregory H. Boyce. “This will increasingly benefit Peabody as we expand our global coal presence and complete three new Australian mines in 2007. In addition, U.S. electricity demand has rebounded from year-ago levels, tightening the supply-demand balance. These events set the stage for higher performance in the last three quarters of the year.”
     First quarter revenues grew to $1.37 billion compared with $1.31 billion in the prior year, led by a 28 percent increase in realized pricing for our premium Powder River Basin product. Australian revenues were 88 percent above year-ago levels, reflecting the October 2006 acquisition of Excel Coal. Higher Powder River Basin pricing and Australia volumes were partly offset by reduced shipments from the Powder River Basin.
     EBITDA rose to $269.6 million from $259.4 million in the prior year. Results from mining operations reflected increased Western U.S. coal pricing and the contribution of Excel Coal. Trading and Brokerage and Resource Management continued to provide significant contributions, totaling a combined $72.1 million of EBITDA in the quarter.
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 2
     As expected, first quarter results reflect higher depreciation, depletion and amortization (DD&A) and interest expense associated with the Excel acquisition, while earnings have yet to fully benefit from Excel mines that will come on line throughout the year. As a result of the increases in DD&A and interest, net income for the quarter was $88.5 million, or $0.33 per share, compared with prior-year income of $130.2 million or $0.48 per share.
     First quarter EBITDA was reduced by approximately $40 million related to:
•	Adverse weather conditions across the United States, including a blizzard that effectively shut down Powder River Basin shipments during the last week of March;

•	Congestion at ports in Australia, reflecting the strong global coal demand. During the quarter, congestion at Australia coal export terminals led to mandatory reductions of throughput entitlements for coal shippers, ranging from 10 to 15 percent for the remainder of the year. These short-term corrective measures should lead to improved long-term coal shipments and reduced demurrage costs;

•	The effects of currency translation related to the weak U.S. dollar.
     In the quarter, cash flow from operations increased to $247 million and the company reduced debt by approximately $100 million.
     Based on most recent published data, Peabody again operated the two most productive coal mines in North America in 2006. Also in the quarter, Peabody’s North Antelope Rochelle Mine earned the Wyoming Governor’s Award for operating the safest surface mine in the state in 2006. The Harris and Federal mines earned Mountaineer Guardian Awards for excellence in safety from the West Virginia Office of Miners’ Health, Safety and Training. Peabody earned international recognition as one of the leading examples of sustainable development by placing in the top 2 percent among more than 700 entries in the Energy Globe Awards, for the company’s activities on Arizona’s Black Mesa. Peabody operations also received statewide reclamation awards for projects in Indiana, Colorado and West Virginia.
MARKETS
     “Peabody is well positioned to capitalize on the strong global markets through our increasing international portfolio, which contributes a growing share of our earnings,” said
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 3
Boyce. “Global markets reflect a tight supply-demand balance, which historically brings pricing pressure to United States markets.”
     Coal prices have increased in all key international markets, with thermal coal pricing from Newcastle rising more than 25 percent since the company completed its Excel acquisition last fall. Much of this growing global demand is being driven by Pacific Rim nations. Consistent with Peabody’s expectations, China has become a net coal importer in 2007, with coal exports down more than 30 percent in the first quarter and China increasing its imports. This is a significant change for a nation that four years ago exported 83 million tons more than it imported. With more Chinese coal staying on the mainland, coal buyers from Korea, Japan, China and other Asian nations are looking to Australia for coal supplies. India has become an aggressive coal purchaser from both Pacific and Atlantic markets, and the pricing for the key delivered coal product to Europe approached record levels in early April.
     Projections of long-term global coal demand also continue to increase. In the first quarter, India raised its expectation of annual coal demand by more than 1 billion tons by 2032 – more than triple earlier estimates of the U.S. Energy Information Administration. New coal-fueled generation capacity is being developed around the world, and China is constructing 65,000 to 70,000 megawatts of capacity that is expected to come on line in 2007.
     Overall U.S. electricity generation has increased 5 percent over the prior year while coal production is nearly 2 percent lower than the prior year, including an 8 percent reduction in Appalachia coal shipments.
     Within U.S. markets:
•	U.S. coal production has been further tightened in recent weeks with the blizzard in the Powder River Basin, a major mine closing in the Illinois Basin, strikes at two mines in Northern Appalachia, and a court decision that could initially threaten more than 100 million tons of coal production at surface mines in Appalachia;

•	In addition to exporting metallurgical coal from the United States, Peabody has exported steam coal from the Illinois Basin;

•	Union Pacific has lifted its two-year-old moratorium on new coal supply transportation agreements, which is expected to enable more Powder River Basin coal to move into the market, and the Western railroads continue to make significant investments in rail upgrades to meet demand growth;
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 4
•	Peabody estimates that 20 new coal-based generating units with capacity of 10,600 megawatts are under construction. This represents approximately 43 million tons of additional coal use, 70 percent of which is expected to be sourced from the Powder River Basin and Illinois Basin. Peabody also views another 19 units as highly probable, representing 11,500 megawatts of generation and 47 million tons of coal use per year;

•	Coal-to-gas and coal-to-liquids development continued to gain bipartisan support during the quarter, with introduction of bills in both houses of Congress allowing long-term supply contracts by the U.S. Department of Defense and tax incentives for use of synthetic fuels. Seven states have also passed bills supporting coal-to-liquids investments; and

•	Support for carbon capture and sequestration technologies is also growing, with calls for greater private and public support for research, development and commercial deployment of projects such as FutureGen as well as retrofit applications to remove and sequester carbon dioxide emissions. Peabody is a founding member of the FutureGen Alliance.
OUTLOOK
     “Peabody continues to manage its diverse portfolio of operations to meet robust global coal demand,” said Chief Financial Officer and Executive Vice President of Corporate Development Richard A. Navarre. “Our recent investments and expansion in Australia have strategically positioned the company in key growth markets, and we are making additional investments to improve our cost structure and coal handling capabilities.”
     Major projects include:
•	Progressing with development of the Wambo Underground Mine in New South Wales, with longwall operations at the export thermal coal mine expected to begin in the second half of 2007;

•	Finishing commissioning of the highly productive Wilpinjong Mine in New South Wales to serve domestic and export thermal coal customers;

•	Expanding Peabody’s global market presence with the opening of a coal trading office in Europe; initiating coal trading in Beijing; and opening of a representative office in Mongolia; and
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 5
•	Completing the $160 million construction of a new dragline, in-pit conveyor and blending system for the company’s North Antelope Rochelle Mine, which will reduce overburden removal costs, lower diesel fuel and tire expenses, and optimize coal quality premiums.
     The company is essentially sold out of planned production for 2007, and has 60 million to 70 million tons of expected U.S. production unpriced for 2008. During the first quarter, the company committed to sales contracts for 16 million tons of premium Powder River Basin coal at prices that averaged 32 percent higher than average realized 2006 coal prices.
     Peabody continues to target full-year financial results in 2007 that include earnings per share of $2.10 to $2.75 and EBITDA of $1,200 million to $1,450 million. Quarterly and annual results remain sensitive to transportation in the United States and Australia, the completion of new mine developments in Australia and the timing of metallurgical coal shipments. As discussed earlier, results are expected to include approximately $135 million in impacts related to lower first quarter production and reductions in Australian throughput entitlements, demurrage costs and currency translation for the remainder of the year.
     For the second quarter, Peabody is targeting EBITDA of $300 million to $350 million and earnings per share of $0.35 to $0.55.
     Peabody Energy is the world’s largest private-sector coal company. Its coal products fuel approximately 10 percent of all U.S. electricity and more than 2 percent of worldwide electricity.
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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: the outcome of commercial negotiations involving sales contracts or other transactions; customer performance and credit risk; supplier performance, and the availability and cost of key equipment and commodities; availability and costs of transportation; geologic, equipment and operational risks associated with mining; our ability to replace coal reserves; labor availability and relations; the effects of mergers, acquisitions and divestitures; legislative and regulatory developments; the outcome of pending or future litigation; coal and power market conditions; weather patterns affecting energy demand; availability and costs of competing energy resources; worldwide economic and political conditions; global currency exchange and interest rate fluctuation; wars and acts of terrorism or sabotage; political risks, including expropriation; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission.
This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization.

EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

Condensed Income Statements (Unaudited)
For the Quarters Ended March 31, 2007, December 31, 2006 and March 31, 2006
(Dollars in Millions, Except Per Share Data)

	Quarter Ended
	March	December	March
	2007	2006	2006
Tons Sold (In Millions)	60.9	64.6	61.4

Revenues	$1,365.2	$1,363.1	$1,311.8
Operating Costs and Expenses	1,091.8	1,077.1	1,022.4
Depreciation, Depletion and Amortization	102.9	114.2	81.0
Asset Retirement Obligation Expense	11.4	14.2	7.2
Selling and Administrative Expenses	42.6	57.1	46.5
Other Operating Income:
Net Gain on Disposal of Assets	(36.6)	(37.9)	(9.2)
Income from Equity Affiliates	(2.2)	(4.7)	(7.3)

Operating Profit	155.3	143.1	171.2
Interest Income	(5.4)	(6.7)	(2.6)
Interest Expense:
Debt-Related Interest	57.1	60.6	24.3
Surety Bond and Letter of Credit Fees	2.0	3.4	3.1
Early Debt Extinguishment Costs (Gains)	(0.3)	1.7	—
Income Tax Provision (Benefit)	12.6	(92.4)	11.5
Minority Interests	0.8	1.5	4.7

Net Income	$88.5	$175.0	$130.2

Diluted EPS (1)	$0.33	$0.65	$0.48

EBITDA	$269.6	$271.5	$259.4

(1)	Weighted average diluted shares outstanding were 268.1 million for the quarters ended March 31, 2007 and December 31, 2006, and 269.4 million for the quarter ended March 31, 2006.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended March 31, 2007, December 31, 2006 and March 31, 2006

	Quarter Ended
	March	December	March
	2007	2006	2006
Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$998.8	$941.1	$946.6
Australian Mining Operations	287.0	280.8	153.0
Trading and Brokerage Operations	76.1	136.5	207.0
Other	3.3	4.7	5.2

Total	$1,365.2	$1,363.1	$1,311.8

Tons Sold (In Millions)
Eastern U.S. Mining Operations	13.5	13.1	13.7
Western U.S. Mining Operations	37.9	41.5	39.8
Australian Mining Operations	5.0	4.4	1.9
Trading and Brokerage Operations	4.5	5.6	6.0

Total (1)	60.9	64.6	61.4

Revenues per Ton — Mining Operations
Eastern U.S.	$38.26	$37.96	$37.47
Western U.S.	12.70	10.66	10.86
Total — U.S.	19.44	17.22	17.69
Australia	57.55	64.31	82.88

Operating Costs per Ton — Mining Operations (2)
Eastern U.S.	$32.28	$32.24	$27.82
Western U.S.	9.01	7.47	7.65
Total — U.S.	15.15	13.42	12.83
Australia	45.00	43.82	57.01

Gross Margin per Ton — Mining Operations (2)
Eastern U.S.	$5.98	$5.72	$9.65
Western U.S.	3.69	3.19	3.21
Total — U.S.	4.29	3.80	4.86
Australia	12.55	20.49	25.87

Operating Profit per Ton	$2.55	$2.22	$2.79

	Dollars in Millions
EBITDA — U.S. Mining Operations	$220.6	$207.8	$260.3
EBITDA — Australian Mining Operations	62.6	89.5	47.8
EBITDA — Trading and Brokerage Operations	36.8	15.9	16.2
EBITDA — Resource Management (3)	35.3	35.4	7.4
Selling and Administrative Expenses	(42.6)	(57.1)	(46.5)
Other Operating Costs, Net (4)	(43.1)	(20.0)	(25.8)
EBITDA	269.6	271.5	259.4
Depreciation, Depletion and Amortization	(102.9)	(114.2)	(81.0)
Asset Retirement Obligation Expense	(11.4)	(14.2)	(7.2)
Operating Profit	155.3	143.1	171.2
Operating Cash Flow	247.0	161.4	49.1
Coal Reserve Lease Expenditures	59.8	—	59.8
Capital Expenditures (Excludes Acquisitions)	134.7	185.3	87.5

(1)	Metallurgical sales totaled 3.2 million tons, 3.1 million tons and 2.6 million tons for the quarters ended March 31, 2007, December 31, 2006 and March 31, 2006, respectively. Total non-U.S. sales were 7.8 million tons, 6.7 million tons and 4.9 million tons for the quarters ended March 31, 2007, December 31, 2006 and March 31, 2006, respectively.

(2)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	Includes asset sales, property management costs and revenues, and coal royalty expense.

(4)	Includes generation development costs, coalbed methane development activities, costs associated with post-mining activities, and income from an equity interest in a Venezuelan joint venture.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets
March 31, 2007 and December 31, 2006
(Dollars in Millions)

	(Unaudited)
	March 31, 2007	December 31, 2006
Cash and Cash Equivalents	$295.3	$326.5
Receivables	278.1	358.2
Inventories	217.6	215.4
Assets from Coal Trading Activities	162.0	150.4
Deferred Income Taxes	107.0	107.0
Other Current Assets	120.6	116.8

Total Current Assets	1,180.6	1,274.3
Net Property, Plant, Equipment and Mine Development	7,663.0	7,551.5
Investments and Other Assets	696.8	688.3

Total Assets	$9,540.4	$9,514.1

Current Maturities of Debt	$33.9	$95.8
Liabilities from Coal Trading Activities	123.7	126.7
Accounts Payable and Accruals	1,110.4	1,104.9

Total Current Liabilities	1,268.0	1,327.4
Long-Term Debt	3,171.0	3,208.2
Deferred Income Taxes	200.5	195.2
Other Long-Term Liabilities	2,424.8	2,411.5

Total Liabilities	7,064.3	7,142.3
Minority Interests	33.6	33.3
Stockholders’ Equity	2,442.5	2,338.5

Total Liabilities and Stockholders’ Equity	$9,540.4	$9,514.1

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Net Income (Unaudited)
For the Quarters Ended March 31, 2007, December 31, 2006 and March 31, 2006
(Dollars in Millions)

	Quarter Ended
	March	December	March
	2007	2006	2006
EBITDA	$269.6	$271.5	$259.4
Depreciation, Depletion and Amortization	102.9	114.2	81.0
Asset Retirement Obligation Expense	11.4	14.2	7.2
Interest Income	(5.4)	(6.7)	(2.6)
Interest Expense	59.1	64.0	27.4
Early Debt Extinguishment Costs (Gains)	(0.3)	1.7	—
Income Tax Provision (Benefit)	12.6	(92.4)	11.5
Minority Interests	0.8	1.5	4.7

Net Income	$88.5	$175.0	$130.2

Reconciliation of EBITDA to Net Income — 2007 Targets (Unaudited)
(Dollars in Millions, Except Per Share Data)

	Quarter Ended June 30, 2007		Year Ended December 31, 2007
	Targeted Results		Targeted Results
	Low	High	Low	High
EBITDA	$300	$350	$1,200	$1,450
Depreciation, Depletion and Amortization	117	119	481	487
Asset Retirement Obligation Expense	10	8	36	35
Interest Income	(2)	(4)	(11)	(13)
Interest Expense	61	59	238	236
Income Tax Provision (Benefit)	13	16	(135)	(61)
Minority Interests	6	4	20	19

Net Income	$95	$148	$571	$747

Diluted Earnings Per Share	$0.35	$0.55	$2.10	$2.75

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.